Exhibit 1

                                    AGREEMENT


       AGREEMENT dated as of May 7, 1999 between James E. MacDougald, Suzanne M. MacDougald and the MacDougald Family Limited Partnership.

       WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the parties hereto have decided to satisfy their filing obligations under the 1934 Act by a single joint filing:

       NOW, THEREFORE, the undersigned hereby agree as follows:

       1. The Schedule 13D with respect to ABR Information Services, Inc., to which this is attached as Exhibit 1, is filed on behalf of James E. MacDougald, Suzanne M. MacDougald and the MacDougald Family Limited Partnership.

       2. Each of James E. MacDougald, Suzanne M. MacDougald and the MacDougald Family Limited Partnership is responsible for the completeness and accuracy of the information concerning such person contained therein; provided that each person is not responsible for the completeness or accuracy of the information concerning any other person making such filing.

       IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.


                                    /s/James E. MacDougald
                                           James E. MacDougald


                                    /s/Suzanne M. MacDougald
                                           Suzanne M. MacDougald

                                    MACDOUGALD FAMILY LIMITED
                                       PARTNERSHIP

                                    By: MacDougald Management, Inc., as the sole
                                          general partner

                                    By: /s/James E. MacDougald
                                        James E. MacDougald, President


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